UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2008

Forterus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Olive Avenue
Suite 263
Huntington Beach, California 92648

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code 951.837.2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

On August 8, 2008, the Company and ABTTC, Inc. closed on the acquisition of ABTTC for $12,825,000. The purchase price consisted of 2.85x the Annual Gross Revenue of ABTTC, Inc. Annual Gross Revenue was defined as total revenue for the preceding 12 months. The purchase price is calculated from the Gross Revenue from August 2007 through July 2008. The purchase price was to be based on the audited financial of ABTTC. The Company estimated ABTTC's revenue at $4,500,000 for the purpose of issuance of shares at the close of the transaction, and, if necessary, would adjusted the amount upon completion of the audit of the ABTTC, Inc financials. The purchase price was paid as follows: $1,750,000 paid in Common Stock of FTER (previously issued at $.40 per share), $1,000,000 paid in Series B Preferred Stock and the remaining amount paid in Series C Preferred Stock. At the close of the transaction, the ABTTC Shareholders received 10,075,000 shares of Series C Preferred Stock representing $10,075,000 of the estimated purchase price. Upon the filing of the ABTTC's audited financials with the Securities and Exchange Commission, the number of Series C Preferred Stock would be be adjusted to the final purchase price.

Based on the audit of ABTTC's financials the Annual Gross Revenue of ABTTC for the preceding 12 months was $5,680,934.  As a result, the adjusted purchase price is $16,190,661 and $3,365,661 must be added to the previous estimated purchase price.  Therefore, the company issued out on November 24, 2008 an additional $3,365,661 in Series C Preferred Stock.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 24, 2008	Forterus, Inc.
By: /s/ Paul Howarth